SECOND AMENDMENT TO

ADVISORY AGREEMENT

This SECOND AMENDMENT TO ADVISORY AGREEMENT is entered into as of April 13, 2012, among American Realty Capital Trust III, Inc. (the “Company”), American Realty Capital Operating Partnership III, L.P. (the “OP”) and American Realty Capital Advisors III, LLC (the “Advisor”).

RECITALS

WHEREAS, the Company, the OP and the Advisor entered into that certain Advisory Agreement (the “Advisory Agreement”), dated as of March 31, 2011, as amended on June 23, 2011; and

WHEREAS, pursuant to Section 24 of the Advisory Agreement, the Company, the OP and the Advisor desire to make certain amendments to the Advisory Agreement.

NOW, THEREFORE, in consideration of the premises made hereunder, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Amendment to Section 1 of the Advisory Agreement. Effective April 13, 2012, Section 1 of the Advisory Agreement is hereby supplemented by adding the following definition:

“NAREIT FFO” means funds from operations, or FFO, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT, as revised in February 2004 and as modified by NAREIT from time to time.

2.	Amendment to Section 10(d) of the Advisory Agreement. Effective April 13, 2012, Section 10(d) of the Advisory Agreement is hereby replaced in its entirety with the following:

“(d)       Asset Management Fee. The Company shall pay an Asset Management Fee to the Advisor or its assignees as compensation for services rendered in connection with the management of the Company’s assets in an amount equal to 0.75% per annum of Average Invested Assets; provided, however, that the Asset Management Fee shall be reduced by any amounts payable as an Oversight Fee (as defined in the Management Agreement), such that the aggregate of the Asset Management Fee and the Oversight Fee does not exceed 0.75% per annum of Average Invested Assets. The Asset Management Fee is payable on the first business day of each month for the respective current month in the amount of 0.0625% of Average Invested Assets as of such date. The Asset Management Fee will be reduced to the extent that NAREIT FFO, as adjusted, during the six months ending on the last day of the calendar quarter immediately preceding the date that such Asset Management Fee is payable, is less than the Distributions declared with respect to such six month period. For purposes of this determination, NAREIT FFO, as adjusted, is NAREIT FFO adjusted to (i) include acquisition fees and related expenses which is deducted in computing NAREIT FFO; and (ii) include non-cash restricted stock grant amortization, if any, which is deducted in computing NAREIT FFO.”

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this agreement as of the date first set forth above.

AMERICAN REALTY CAPITAL TRUST III, INC.

By:	/S/Edward M. Weil
Name: Edward M. Weil, Jr.
Title: President

AMERICAN REALTY CAPITAL OPERATING PARTNERSHIP III, L.P.

By:	American Realty Capital Trust III, Inc.,
its General Partner

By:	/S/Edward M. Weil
Name: Edward M. Weil, Jr.
Title: President

AMERICAN REALTY CAPITAL ADVISORS III, LLC

By:	American Realty Capital Trust III Special Limited Partner, LLC,
its Member

By:	AR Capital, LLC,
its Managing Member

By:	/S/ Nicholas S. Schorsch
Name: Nicholas S. Schorsch
Title: Authorized Signatory